American Lorain Received Audit Opinion With
Going Concern Explanation, Received Public
Warning Letter From The Exchange, And
Continues Its Listing Pursuant To An Extension

LINYI CITY, China, November 6, 2017 /PRNewswire/ -- American Lorain Corporation (the "Company") (NYSE MKT: ALN) -- The NYSE MKT Company Guide Section 610(b) requires public announcement through the news media disclosing the receipt of an audit opinion containing a going concern explanation. As previously disclosed in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the Securities and Exchange Commission on October 30, 2017, the Company's audited financial statements contained a going concern explanatory paragraph in the audit opinion from its independent registered public accounting firm. This announcement does not represent any change or amendment to the Company's consolidated financial statements or to its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

On October 31, 2017, Company received a letter from NYSE American to grant an extension of listing through December 8, 2017. The Company is not in compliance with NYSE American continued listing standards due to failing to timely file with the SEC its Form 10-K for the fiscal year ended December 31, 2016 and Forms 10-Q for the periods ended March 31, 2017 and June 30, 2017, and Company’s listing is being continued pursuant to this extension granted by NYSE. NYSE Regulation staff will review the Company periodically for compliance with the initiatives to file the required quarterly reports by December 8, 2017. If the Company is not in compliance with the continued listing standards by December 8, 2017, or if the Company does not make progress consistent with Company’s submitted plan during the plan period, Exchange staff will initiate delisting proceedings as appropriate.

On November 3, 2017, Company received a public warning letter from NYSE American as a result of its failure to provide timely notification to the Exchange of material news related to the termination of its Share Exchange Agreement with Shengrong Environmental Protection Holding Company Limited in June 2017. The Exchange has determined that the Company violated one of the Exchange’s listing standards by failing to immediately disclose material information.